Exhibit 99.1

Contact:

William B. Boni

VP, Investor Relations/Corp. Communications

(781) 994-0300

www.ArQule.com

ArQule Announces Proposed Public Offering

WOBURN, Mass., January 19, 2011 — ArQule, Inc. (NASDAQ: ARQL) today announced its intention to offer, subject to market and other conditions, shares of its common stock in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any.

Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers for the offering.

The securities described above are being offered by ArQule pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Prospectus Department, by telephone at 617-918-4814, or by facsimile at 617-918-4914.

This press release includes forward-looking statements. For these statements, ArQule claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ArQule’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the prospectus to be filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.